Form of Share Certificate
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                                HSBC Holdings plc

     (incorporated with limited liability in England: Registered No.617987)

                                SHARE CERTIFICATE

  .................................... of ....................................

   THIS IS TO CERTIFY THAT the above-named is/are the Registered Holder(s) of

       ..........................................(.....................)

  Non-cumulative Dollar-denominated Preference Shares, Series [ ] of U.S. $0.01 each fully paid in HSBC Holdings plc (the "Company") subject to the

             Memorandum and Articles of Association of the Company.

Signed on behalf of HSBC Holdings plc by ______________ and ______________ this day of ____________, 20__,



   ________________________                          ________________________

This certificate must be surrendered before any transfer of all or any of the shares comprised herein can be registered or a new certificate issued in exchange. The common form of transfer is accepted.

All correspondence with reference to this holding should be addressed to the Company Secretary, HSBC Holdings plc, 8 Canada Square, London E14 5HQ, England.

                      (endorsed on Certificate and Warrant)

                              TERMS AND CONDITIONS

The terms of, and the rights and limitations attaching to, the non-cumulative dollar-denominated preference shares, Series [ ] of US$ 0.01 each (the "Series [ ] dollar preference shares") of HSBC Holdings plc (the "Company") are contained in the Company's Articles of Association (the "Articles") and in resolutions of a duly constituted Committee of the Board of Directors of the Company passed on [ and ], 20 [ ] (together the "Terms of Issue"). Copies of the Terms of Issue are available for inspection at the registered office of the Company. The statements set out in these Terms and Conditions only represent summaries of and are subject to the detailed provisions of the Terms of Issue, which set out the terms of, and the rights and limitations attaching to, the Series [ ] dollar preference shares. The holders of the Series [ ] dollar preference shares are entitled to the benefit of, are subject to and are deemed to have notice of, all the provisions of the Terms of Issue.

1.       Status, Form and Title

         The Series [ ] dollar preference shares rank pari passu inter se with any other dollar preference shares of $0.01 nominal value each, any pounds sterling-denominated preference shares of (pound)0.01 nominal value each and any euro-denominated preference shares of (euro)0.01 nominal value each in the Company's capital and with all other shares that rank equal to the sterling, euro or dollar preference shares.

         The Series [ ] dollar preference shares will initially be issued in the form of a share warrant to bearer (the "Warrant"). Title to the Warrant will pass by delivery. Title to Series [ ] dollar preference shares in registered form (the "Registered Preference Shares") will pass by transfer and registration in accordance with the Articles. The Articles provide, inter alia, that Registered Preference Shares shall be transferred by instrument in writing in the usual common form or any other form which the Directors may approve, executed by or on behalf of the transferor. The Directors may, in their absolute discretion, decline to register any instrument of transfer unless the instrument of transfer is in respect of only Series [ ] dollar preference shares, is duly stamped (if so required), is in favour of a single transferee or not more than four joint transferees and is deposited at the place in the UK where the register of members of Series [ ] dollar preference shares is kept, accompanied by the relevant Share Certificate. Each registration of transfer of Registered Preference Shares will be effected upon entry of the name of the transferee in the register of members in respect of the Registered Preference Shares, without payment of any fee (but subject to payment of any taxes, stamp duties or other governmental charges payable in connection therewith).

2.       Dividends

         The Series [ ] dollar preference shares confer on the holders thereof the right to receive in priority to any other class of shares in the capital of the Company for the time being (other than any other dollar preference shares of $0.01 nominal value each, pounds sterling-denominated preference shares of (pound)0.01 nominal value each and any euro-denominated preference shares of (euro)0.01 nominal value each and any other shares that rank equal with or in priority to the sterling, euro or dollar preference shares) (subject as mentioned in paragraph 7 below) a non-cumulative preferential dividend in US dollars payable out of the distributable profits of the Company initially in the amount of US$ [ ] per Series [ ] dollar preference share annually (subject to adjustment as described below), paid on [ ], [ ], [ ] and [ ] in each year (each a "Dividend Payment Date") in respect of the [quarter] ("A dividend period") then ended, but so that the first dividend period shall begin on the date of the first issue of the Series [ ] dollar preference shares and end on [ ] ,20[ ].

         The amount of dividends payable on the Series [ ] dollar preference shares for each dividend period will be computed based upon the amount paid up or credited as paid up on each share of the Series [ ] dollar preference shares by annualizing the applicable dividend amount or rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for any period shorter or longer than a full dividend period will be computed on the basis of a 360-day year of 30-day months and the actual number of days elapsed in that period.

         If, on any Dividend Payment Date, the distributable profits of the Company are, in the opinion of the Board of Directors of the Company, insufficient to enable payment in full of dividends on the Series [ ] dollar preference shares and of any other dividends payable on the same date on any other shares ranking, as to dividends, on a parity with the Series [ ] dollar preference shares, then such dividends shall not be payable in full and the Company will be required, to the extent of distributable profits (if any) (after payment in full, or the setting aside of a sum required for payment in full, of all dividends payable on any shares ranking in priority to the Series [ ] dollar preference shares), to pay dividends on the Series [ ] dollar preference shares and such other shares pro rata to the amount of cash dividend then owing in respect of them (together with arrears, if any, of cumulative dividends on shares ranking equal in the right to dividends with the Series [ ] dollar preference shares).

         If in the opinion of the Board of Directors of the Company the payment of any dividend on the Series [ ] dollar preference shares would breach applicable capital adequacy requirements of the Financial Services Authority (the "FSA"), then such dividends shall not be payable.

         If a dividend, or any part thereof, is not paid on a Dividend Payment Date, then holders of Series [ ] dollar preference shares shall have no claim relating to such non-payment, or to any interest thereon, whether or not dividends on the Series [ ] dollar preference shares are paid for any future dividend period.

         If the dividend payable on the Series [ ] dollar preference shares has not been paid in full on the most recent Dividend Payment Date (or if a sum has not been set aside to provide for such payment in full), the Company may not redeem or purchase any other share capital of the Company ranking pari passu with or after the Series [ ] dollar preference shares, and may not contribute money to any sinking fund for any such redemption or purchase, until such time as dividends have been paid in full (or a sum shall have been set aside for such payment in full) on the Series [ ] dollar preference shares in respect of successive dividend periods together aggregating not less than [ ].)

         If the dividend payable on the Series [ ] dollar preference shares has not been paid in full on the most recent Dividend Payment Date (or if a sum has not been set aside to provide for such payment in full), no dividends or other distribution will be declared or paid on any other share capital of the Company ranking, as to dividends, after the Series [ ] dollar preference shares for any period unless full dividends have been or contemporaneously are paid, or a sum sufficient for the payment thereof set aside for such payment, on the Series [ ] dollar preference shares in respect of successive dividend period together aggregating not less than [ ].

         Except as provided herein, the holders of the Series [ ] dollar preference shares carry no right to participate in the profits of the Company. Dividends declared but not yet paid do not bear interest.

3.       Return of Capital

         In the event of a winding up of the Company (but not on a redemption, reduction or purchase by the Company of any of its share capital) the holders of the Series [ ] dollar preference shares at the time in issue will be entitled to receive in U.S. dollars out of the assets of the Company available for distribution to shareholders, pari passu with the holders of any other shares of the Company ranking, as regards repayment of capital, pari passu with the Series [ ] dollar preference shares and before any distribution of assets is made to holders of any class of shares of the Company ranking after the Series [ ] dollar preference shares as regards repayment of capital, a sum equal to the amount paid up or credited as paid up on each Series [ ] dollar preference share (being US$ [ ]) [together with a premium of US$ [ ] on each Series [ ] dollar preference share] plus an amount equal to accrued and unpaid dividends for the dividend period commencing prior to the commencement of the winding up but ending after such date, to the extent such dividend would otherwise (but for the winding up) have been payable ("liquidating distributions"), provided that sufficient assets exist to make such distribution having satisfied any amounts payable to the holders of shares ranking in priority to the dollar preference shares as regards the repayment of capital. If upon any return of capital in a winding up, the amounts payable with respect to the Series [ ] dollar preference shares and any other shares of the Company ranking as to any such distribution on a parity with the Series [ ] dollar preference shares are not paid in full, the holders of the Series [ ] dollar preference shares and of such other shares will share rateably in any such distribution of assets of the Company in proportion to the full respective amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the Series [ ] dollar preference shares will have no right or claim to any of the remaining assets of the Company and will not be entitled to any further participation or return of capital in a winding up.

4.       [Redemption and] Purchase

         [(a)     Optional Redemption by the Company

                  The Company shall be entitled, subject to the provisions of applicable law, to redeem all, but not part only, of the Series [ ] dollar preference shares by giving to the holders of the Series [ ] dollar preference shares to be redeemed not less than 30 days' nor more than 60 days' prior notice in writing (a "Notice of Redemption") of a redemption date ("Redemption Date") which falls no earlier than [ ], [20 ]. Any such redemption shall be made at the aggregate of the nominal value thereof and any premium credited as paid up on such share together in each case with accrued and unpaid dividends on the Series [ ] dollar preference shares to be redeemed in respect of the period from the Dividend Payment Date last preceding the Redemption Date to the Redemption Date.

                  Each Notice of Redemption will specify (i) the Redemption Date, (ii) the particular Series [ ] dollar preference shares to be redeemed, (iii) the redemption price (specifying the amount of accrued and unpaid dividends to be included therein) and (iv) the place or places at which documents of title in respect of such Series [ ] dollar preference shares are to be presented for redemption and payment of the redemption moneys is to be effected. No defect in the Notice of Redemption or in the giving thereof will affect the validity of the redemption proceedings.

                  Payments in respect of the amount due on redemption of a Registered Preference Share represented by certificates ("Certificates") shall be made by US dollar cheque drawn on a bank in London or in the City of New York or upon the request of the holder or joint holders not later than the date specified for the purpose in the Notice of Redemption by transfer to a US dollar account maintained by the payee with a bank in London or in the City of New York. Such payments will be made against presentation and surrender of the relative Certificate at the office of the paying agent specified in the Notice of Redemption.

                  Payments in respect of the amount due on redemption of a Series [ ] dollar preference share represented by a Warrant ("Bearer Share") shall be made by US dollar cheque drawn on a bank in London or in the City of New York or upon the request of the holder not later than the date specified for the purpose in the Notice of Redemption by transfer to a US dollar account maintained by the payee with a bank in London or in the City of New York. Such payments will be made against presentation and surrender of the Warrant at the office of the paying agent specified in the Notice of Redemption.

                  All payments in respect of redemption moneys will in all respects be subject to any applicable fiscal or other laws.

                  As from the relevant Redemption Date the dividend on the Series [ ] dollar preference shares due for redemption shall cease to accrue except on any such Series [ ] dollar preference share in respect of which, upon the due surrender of the Certificate or, as the case may be, the Warrant payment of the redemption moneys due on such Redemption Date shall be improperly withheld or refused, in which case such dividend, at the rate then applicable, shall be deemed to have continued and shall accordingly continue to accrue from the relevant Redemption Date to the date of payment of such redemption moneys. Such Series [ ] dollar preference share shall not be treated as having been redeemed until the redemption moneys in question together with the accrued dividend thereon shall have been paid.

                  If the due date for the payment of the redemption moneys on any Series [ ] dollar preference share is not a Dollar Business Day (as defined in paragraph 5 below) then payment of such moneys will be made on the next succeeding day which is a Dollar Business Day and without any interest or other payment in respect of any such delay.

                  The receipt of the holder for the time being of any Registered Preference Share (or in the case of joint holders the receipt of any of them) and the receipt of the person delivering any Warrant to the place or one of the places specified in the Notice of Redemption in respect of the moneys payable on redemption on such Registered Preference Share or, as the case may be, such Bearer Share shall constitute an absolute discharge to the Company in respect thereof.]

                  (b)      Purchases

                  Subject to applicable law (including, without limitation, the Companies Act 1985 and U.S. Federal securities laws) and applicable regulations of the FSA in its capacity as the United Kingdom Listing Authority, the Company may at any time purchase outstanding Series [ ] dollar preference shares in the open market, by tender or by private agreement in each case upon such terms as the Directors of the Company shall determine.

                  (c)      FSA Consent

                  No [redemption or] repurchase of any Series [ ] dollar preference shares will be made by the Company without the prior consent of the FSA.

5.       Payments

         Dividends on the Series [ ] dollar preference shares will be payable, in the case of Bearer Shares, to the holder of such Bearer Shares in accordance with the provisions of the Warrant and, in the case of Registered Preference Shares, to the record holders thereof as they appear on the register for such Series [ ] dollar preference shares on such record dates, which will be between 15 and 60 days prior to the relevant Dividend Payment Dates, as will be fixed by the Board of Directors of the Company or an authorized committee thereof. Subject to any applicable fiscal or other laws or regulations, payments of dividends on Bearer Shares will be made by dollar cheque drawn on a bank in London or in the City of New York and on Registered Preference Shares will be made by dollar cheque drawn on a bank in London or in the City of New York and mailed to the record holder thereof at such holder's address as it appears on the register for the Series [ ] dollar preference shares.

         If any Dividend Payment Date is not a day on which commercial banks and foreign exchange markets settle payments in US dollars and are open for general business in London and in the City of New York (a "Dollar Business Day"), then payment of the dividend will be made on the next succeeding day which is a Dollar Business Day, without any interest or other payment in respect of any such delay.

6.       Voting Rights

         [Holders of the Series [ ] dollar preference shares shall have the right to attend, speak and vote on all matters at general meetings of the Company if the Company shall have failed to pay in full the dividend which is (or, but for any provision of paragraph 2 above, would be) on the Series [ ] dollar preference shares in the last [ ] periods for which dividends were payable.]

         Whenever entitled to vote at a general meeting of shareholders, each holder of Series [ ] dollar preference shares present in person shall have one vote on a show of hands, and on a poll each such holder present in person or by proxy shall have one vote for every [ ] Series [ ] dollar preference share held by him.

         The Company will send to each holder of Series [ ] dollar preference shares all notices of general meetings of the Company and a copy of every circular or other like document sent by the Company to holders of ordinary shares of the Company. Each such notice will include a statement setting forth (i) the date of such meeting, (ii) a description of any resolution to be proposed for adoption at such meeting on which such holders are entitled to vote and (iii) instructions for the delivery of proxies. A holder of Series [ ] dollar preference shares who is not registered with an address in the United Kingdom and who has not supplied to the Company an address within the United Kingdom for the purpose of the giving of notices is not entitled to receive such documents from the Company.

7.       Further Issues and Variation of Rights

         The Company may at any time or from time to time, without the consent or sanction of the holder of the Series [ ] dollar preference shares, create and issue further preference shares in any currency ("Further Preference Shares") ranking as regards participation in the profits and assets of the Company in some or all respects pari passu with or after the Series [ ] dollar preference shares and so that, any Further Preference Shares ranking in some or all respects pari passu with the Series [ ] dollar preference shares may either carry rights identical in all respects with the Series [ ] dollar preference shares or carry rights differing therefrom in any respect including, but without limitation, rights as to dividend (cumulative or non-cumulative), dividend payment periods or dividend payment dates, premium on a return of capital, redemption or conversion.

         The rights, preferences or restrictions attached to the Series [ ] dollar preference shares are capable of being varied or abrogated with the written consent of the holders of three-quarters in nominal value, or with the sanction of an extraordinary resolution passed at a class meeting of holders of, the Series [ ] dollar preference shares (or, if the proposed variation or abrogation would affect two or more series of dollar denominated preference shares in the capital of the Company, and the effect thereof is substantially the same, of all such series). The necessary quorum shall be two persons holding or representing by proxy not less than one-third in nominal value of the relevant issued dollar-denominated preference shares. At a class meeting, on a show of hands every holder of a dollar denominated preference share of the class is entitled to one vote for each dollar denominated preference share of the class held by him and the necessary majority for the passing of an extraordinary resolution at a class meeting will be three-quarters of those present in person or by proxy in such class meeting.

         The rights attached to the Series [ ] dollar preference shares are not to be deemed to be varied or abrogated:

         (a) by the creation or issue of any shares of any class or any securities convertible into shares of any class, that rank equally with such Series [ ] dollar preference shares in the right to share in the Company's profits or assets, whether the rights attaching to such shares are identical to or differ in any respect from the dollar preference shares; or

         (b) by a redemption, reduction or purchase by the Company of any of its share capital, except in the circumstances described in paragraph 2 above.